Exhibit 99.1

News Release

For information contact:
Clark Hettinga	Angie McBrayer
SVP & Chief Financial Officer	Senior Marketing Representative
(407) 835-3200	(407) 835-3298

CNL Retirement Properties Announces Second Quarter 2005 Operating Results

ORLANDO, Fla. (August 23, 2005) - CNL Retirement Properties, Inc., one of the nation’s largest health care real estate investment trusts (“REITs”), today announced results of operations for the second quarter ended June 30, 2005. The following results are compared to the second quarter or year-to-date periods ended June 30, 2004.

Second Quarter & Year-to-Date Highlights

▪
Total revenue increased 53.3% to $96.7 million for the quarter and 65.7% to $188.2 million year-to-date. Net income increased 27.8% to $38 million for the quarter, and 22.8% to $70.6 million year-to-date.

▪	Funds from Operations (“FFO”) per diluted share increased 19.0% to $0.25 for the quarter, and increased 17.5% to $0.47 year-to-date.

▪	Total assets increased to $3.7 billion at June 30, 2005 from $3.4 billion at December 31, 2004.

▪	Acquired six properties during the second quarter of 2005, bringing the year-to-date acquisition total to 28 properties with a total investment of $306.9 million.

▪
Entered into negotiations to increase the available amount of our line of credit to $280 million and to modify certain terms and conditions, including more favorable pricing and a two-year term with two one-year renewal options.

▪	For the quarter ended June 30, 2005, distributions declared to shareholders totaled $44.0 million or $0.1776 per share.

“We are pleased with our second quarter results which continue to create value for our shareholders through solid FFO growth and quality property acquisitions,” said Phillip M. Anderson, Jr., executive vice president and chief operating officer. “In addition, our pending transaction with the Cirrus Group, LLC represents a significant expansion for the Company into ambulatory surgical centers and specialty hospitals.”

Balance Sheet & Financing Activities
During the second quarter of 2005, the Company entered into three five-year interest rate swap agreements for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in variable interest rates. The interest rate swap transaction effectively increased the Company’s percentage of fixed rate debt to total debt to approximately 62% at June 30, 2005.

“We were pleased to take advantage of the current interest rate environment by placing the interest rate swaps on certain variable rate debt, resulting in an all-in fixed interest rate of 5.45% until 2010.” said Clark Hettinga, senior vice president and chief financial officer. “In addition, the amendment to increase our line of credit will give us expanded access to capital at more favorable rates and terms, enabling us to further expand our portfolio.”

Recent Acquisitions
During the second quarter of 2005, the Company purchased a medical office development property located in Petersburg, Virginia. This property will be operated by Healthsouth and is expected to be completed in April 2006 and include approximately 39,000 square feet of space.

In addition, the Company purchased four properties that will be managed by The DASCO Companies, two medical office properties in Chattanooga, Tennessee and two walk-in clinics in Little Rock, Arkansas. The properties represent approximately 151,000 square feet of space.

The Company also expanded its relationship with Encore Senior Living with the June 30th purchase of the Sierra Vista Retirement Center in Victorville, California. The property will be leased on a long-term, triple-net basis and includes 39 assisted living units and 10 independent living units.

Subsequent Acquisitions Activities
In August, the Company entered into a purchase and sale agreement with the Cirrus Group, LLC (“Cirrus”), a medical real estate developer headquartered in Dallas, Texas. The Company expects to purchase 11 existing medical office buildings, eight development properties and two specialty hospitals from Cirrus for an aggregate purchase price of $230 million. The acquisition is expected to take place in three stages within the next twelve months, although there can be no assurances that the acquisition will be completed.

The Company has also formed a joint venture with Cirrus to fund future medical office building development projects. In addition, the Company expects to provide a Cirrus affiliate with an $85.0 million, five-year senior secured term loan to finance the acquisition, syndication, and operations of new and existing surgical partnerships.

“While we continue to grow our core seniors’ housing portfolio, our diversification into medical office buildings and other health care facilities gives us access to opportunities for higher yields,” said Stuart Beebe, executive vice president of acquisitions and finance. “At the same time, we are excited to see the value of seniors’ housing assets continue to appreciate in the marketplace.”

Non-Strategic Dispositions
Subsequent to the end of the quarter, the Company entered into an agreement to sell two seniors’ housing facilities with an aggregate carrying value of $5.8 million. The two facilities located in Georgia and South Carolina were acquired in 2003 as part of a large portfolio acquisition, and, at the time had been identified as potential dispositions. We believe the sale of these assets will permit a higher return on investment for the remaining portfolio, although there can be no assurances that we will attain this result.

The Company references non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission, such as FFO in this release. For further detail, refer to the accompanying “Financial Information” section.

About CNL Retirement Properties, Inc.
CNL Retirement Properties, Inc. owns a portfolio of 250 properties in 33 states in the seniors’ housing and medical office building sectors. Headquartered in Orlando, Fla., CNL Retirement Properties, Inc. specializes in the acquisition of quality independent and assisted living communities, continuing care retirement communities and medical office facilities.

- Attachments to Follow -

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995
Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Retirement Properties, Inc. to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Although we believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, availability of capital from borrowings under our line of credit, continued availability of proceeds from our equity offerings, our ability to obtain permanent financing on satisfactory terms, the ability of our tenants and operators to enhance cash flow from operations at our Properties that are experiencing operating performance deficiencies, our ability to continue to locate suitable Properties and borrowers for our Mortgage Loans and Secured Equipment Leases, and the ability of tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. CNL Retirement Properties, Inc. disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CNL Retirement Properties, Inc.

Financial Information

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2005	December 31, 2004
Assets	(Unaudited)
Real estate investment properties:
Accounted for using the operating method, net	$2,842,191	$2,587,762
Accounted for using the direct financing method	484,594	480,051
Intangible lease costs, net	102,115	98,465
	3,428,900	3,166,278

Cash and cash equivalents	104,909	51,781
Restricted cash	21,190	34,430
Accounts and other receivables, net	22,377	20,545
Deferred costs, net	18,000	17,469
Accrued rental income	76,045	52,073
Other assets	17,556	11,412
Real estate held for sale	6,825	9,862
Goodwill	5,791	5,791
	$3,701,593	$3,369,641

Liabilities and stockholders' equity
Liabilities:
Mortgages payable	$1,205,866	$937,589
Bonds payable	94,655	94,451
Construction loans payable	117,158	81,508
Line of credit	20,000	20,000
Term loan	—	60,000
Due to related parties	1,092	1,632
Accounts payable and other liabilities	33,833	33,937
Intangible lease liability, net	3,635	3,742
Deferred income	5,334	4,811
Security deposits	27,113	26,253
Total liabilities	1,508,686	1,263,923

Commitments and contingencies

Minority interests	3,257	2,361

Stockholders' equity:
Preferred stock, without par value Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share Authorized and unissued 103,000 shares	—	—
Common stock, $.01 par value per share Authorized one billion shares, issued 251,964 and 238,485 shares, respectively, outstanding 249,336 and 237,547 shares, respectively	2,493	2,376
Capital in excess of par value	2,239,680	2,135,498
Accumulated distributions in excess of net income	(50,521)	(34,517)
Accumulated other comprehensive loss	(2,002)	—
Total stockholders' equity	2,189,650	2,103,357
	$3,701,593	$3,369,641

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Seniors' Housing:
Rental income from operating leases	$60,411	$43,323	$116,203	$79,688
Earned income from direct financing leases	15,377	13,499	30,689	26,141
Furniture, fixture and equipment reserve income	1,938	820	3,532	2,252
Contingent rent	290	—	2,011	49
Medical Office Buildings:
Rental income from operating leases	13,789	4,750	26,925	4,750
Tenant expense reimbursements	3,794	720	6,504	720
Property management and development fees	1,125	—	2,340	—
	96,724	63,112	188,204	113,600
Expenses:
Seniors' Housing property expenses	113	127	372	439
Medical Office Buildings operating expenses	6,172	1,775	11,658	1,775
General and administrative	4,518	3,256	8,546	5,530
Asset management fees to related party	4,661	3,059	8,996	5,306
Provision for doubtful accounts	900	—	1,650	1,250
Impairment of long-lived assets	1,543	—	1,543	—
Depreciation and amortization	23,829	14,757	46,626	24,231
	41,736	22,974	79,391	38,531

Operating income	54,988	40,138	108,813	75,069

Interest and other income	857	879	1,563	1,479
Interest and loan cost amortization expense	(18,135)	(11,464)	(33,669)	(19,398)

Income before equity in earnings of unconsolidated entity, minority interests in income of consolidated subsidiaries and income (loss) from discontinued operations	37,710	29,553	76,707	57,150

Equity in earnings of unconsolidated entity	81	32	83	47

Minority interests in income of consolidated subsidiaries	(16)	—	(397)	—

Income from continuing operations, net	37,775	29,585	76,393	57,197

Income (loss) from discontinued operations	182	106	(5,801)	295

Net income	$37,957	$29,691	$70,592	$57,492

Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$0.15	$0.14	$0.31	$0.28
From discontinued operations	—	—	(0.02)	—
	$0.15	$0.14	$0.29	$0.28
Weighted average number of shares of common stock outstanding (basic and diluted)	248,403	214,948	246,974	206,547

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	Six Months Ended June 30,
	2005	2004
Increase (decrease) in cash and cash equivalents:

Net cash provided by operating activities	$106,141	$61,964

Investing activities:
Investment in land, buildings and equipment	(249,311)	(496,160)
Investment in direct financing leases	(278)	(300)
Investment in intangible lease costs	(10,316)	(38,198)
Payment of acquisition fees and costs	(16,131)	(61,232)
Payment of deferred leasing costs	(468)	—
Distributions from unconsolidated entity	79	50
Decrease (increase) in restricted cash	10,456	(19,678)
Net cash used in investing activities	(265,969)	(615,518)

Financing activities:
Proceeds from borrowings on mortgages payable	228,510	155,045
Principal payments on mortgage loans	(3,773)	(26,794)
Proceeds from construction loans payable	35,650	39,130
Payment on term loan	(60,000)	—
Proceeds from issuance of life care bonds	4,704	6,273
Retirement of life care bonds	(4,500)	(3,097)
Payment of loan costs	(2,359)	(9,981)
Contributions from minority interests	670	—
Distributions to minority interests	(171)	—
Subscriptions received from stockholders	133,539	709,860
Distributions to stockholders	(86,596)	(66,185)
Retirement of common stock	(20,079)	(917)
Payment of stock issuance costs	(12,639)	(70,617)
Net cash provided by financing activities	212,956	732,717

Net increase in cash and cash equivalents	53,128	179,163

Cash and cash equivalents at beginning of period	51,781	167,090

Cash and cash equivalents at end of period	$104,909	$346,253

Supplemental schedule of non-cash financing activities:

Mortgages assumed on properties purchased	$43,075	$358,806

CNL Retirement Properties, Inc. and Subsidiaries

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)
(UNAUDITED)
(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income	$37,957	$29,691	$70,592	$57,492
Adjustments:
Depreciation of real estate assets
Continuing operations	20,364	12,846	39,866	21,498
Discontinued operations	53	80	107	160

Amortization of lease intangibles
Continuing operations	3,352	1,905	6,680	2,655
Discontinued operations	6	8	13	17

Amortization of deferred leasing costs
Continuing operations	50	—	75	—
Discontinued operations	—	—	—	—

Effect of unconsolidated entity	52	2	113	4

Effect of minority interests	(112)	—	(217)	—
Funds From Operations (FFO)	$61,722	$44,532	$117,229	$81,826

FFO per share of common stock
(basic and diluted)	$0.25	$0.21	$0.47	$0.40

Weighted average number of shares of common stock outstanding (basic and diluted)	248,403	214,948	246,974	206,547

CNL Retirement Properties, Inc. and Subsidiaries

NOTES TO FINANCIAL INFORMATION

Basis of Presentation
The unaudited condensed consolidated financial statements included in this press release have been prepared in accordance with the instructions to Form 10-Q for the quarter ended June 30, 2005. Accordingly, they do not include all of the information and note disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 2005, may not be indicative of the results that may be expected for the year ending December 31, 2005. Amounts included in the financial statements as of December 31, 2004 have been derived from the audited financial statements as of that date. Certain items in the prior periods' financial statements have been reclassified to conform to the 2005 presentation, including those related to our discontinued operations. These reclassifications had no effect on reported equity or net income.

These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Report on Form 10-K of CNL Retirement Properties, Inc and its subsidiaries, for the year ended December 31, 2004 and the Form 10-Q of CNL Retirement Properties, Inc. for the quarter ended June 30, 2005. The accompanying unaudited condensed consolidated financial statements include the accounts of CNL Retirement Properties, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Non-GAAP Financial Measures
Included in this news release are certain non-GAAP financial measures which are not calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") within the meaning of applicable SEC rules, including FFO. The following discussion defines this term and why the Company feels it is helpful in understanding performance.

Funds From Operations
The Company considers FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures. In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. The Company believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. The Company also believes FFO captures trends in

CNL Retirement Properties, Inc. and Subsidiaries

NOTES TO FINANCIAL INFORMATION - CONTINUED

occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, the Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company’s operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, the Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with net income as reported in the accompanying unaudited consolidated financial statements and notes to financial information.

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